Exhibit 99.1

FENNEC APPOINTS SHUBH GOEL AS CHIEF COMMERCIAL OFFICER

Seasoned commercial leader to lead the anticipated launch of PEDMARKTM

Research Triangle Park, NC, September 9, 2019 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company focused on the development of PEDMARKTM (a unique formulation of sodium thiosulfate (STS)) for the prevention of platinum-induced ototoxicity in pediatric patients, today announced that it has appointed Shubh Goel as chief commercial officer. In this newly created position, Ms. Goel will build and oversee Fennec’s commercial strategy and organization, including the launch and commercialization of PEDMARKTM if approved.

“We are excited to have Shubh join Fennec as she brings significant commercial and oncology experience in the U.S. and globally,” said Rosty Raykov, chief executive officer of Fennec. “Her proven track record of developing and executing commercialization plans will be instrumental in the preparation of our pre-commercial activities for PEDMARK™.”

“I am thrilled to join Fennec at such a transformative moment, as we prepare for the potential commercial launch of PEDMARK,” said Ms. Goel. “Throughout my career, I have worked to improve care for patients with unmet medical needs and I am excited to join a company that shares my commitment as we work to make available a new standard of care in pediatric oncology with PEDMARK.”

Ms. Goel is a proven leader with nearly 20 years of global commercial experience successfully building and executing the launch of several oncology products. Most recently, she served as Vice President of Commercial Strategy and Operations at Odonate Therapeutics, Inc. Prior to Odonate, Ms. Goel previously served in multiple leadership positions at Celgene Corporation, including serving as Executive Director, Global Early Commercialization and previously as Head of U.S. Marketing, Oncology. While at Celgene, she oversaw the successful execution of the U.S. launch of Abraxane® in pancreatic cancer and had overall responsibility for marketing the U.S. solid tumor franchise.

Prior to her time at Celgene, Ms. Goel served as Head of Global Launch Team at Bayer AG where she managed a franchise of almost $2 billion in enterprise value, had responsibility for global commercial brand and launch strategy, and managed a global marketing team. During her career, she has also held leadership roles at Aveo Oncology, and marketing roles at Ariad Pharmaceuticals and Millennium Pharmaceuticals. Ms. Goel received a B.Sc. degree in biochemistry from the University of Bath.

Forward looking statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2018. Fennec Pharmaceuticals, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

About PEDMARK™ (Sodium Thiosulfate (STS))

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe there is estimated that over 10,000 children may receive platinum-based chemotherapy.  The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are completed. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc., is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients.  Fennec initiated a rolling New Drug Application (NDA) for PEDMARK™ for the prevention of ototoxicity induced by cisplatin chemotherapy patients 1 month to < 18 years of age with localized, non-metastatic, solid tumors in December 2018. The Company is targeting completing the NDA submission in early 2020 with potential first commercial launch of PEDMARK™ in the second half of 2020.  Further, PEDMARK™ received Breakthrough Therapy and Fast Track Designation by the FDA in March 2018.  Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to STS and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans.  For more information, please visit www.fennecpharma.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144